Filed Pursuant to Rule 433

Registration No. 333-209718

Final Term Sheet

May 3, 2016

U.S.$4,000,000,000

AT&T Inc.

U.S.$750,000,000 2.300% GLOBAL NOTES DUE 2019

U.S.$750,000,000 2.800% GLOBAL NOTES DUE 2021

U.S.$1,100,000,000 3.600% GLOBAL NOTES DUE 2023

U.S.$900,000,000 4.125% GLOBAL NOTES DUE 2026

U.S.$500,000,000 4.800% GLOBAL NOTES DUE 2044

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:

2.300% Global Notes due 2019 (the “2019 Notes”)

2.800% Global Notes due 2021 (the “2021 Notes”)

3.600% Global Notes due 2023 (the “2023 Notes”)

4.125% Global Notes due 2026 (the “2026 Notes”)

4.800% Global Notes due 2044 (the “2044 Notes” and, together with the 2019 Notes, 2021 Notes, 2023 Notes and 2026 Notes, the “Notes”)

TRADE DATE:	May 3, 2016

SETTLEMENT DATE (T+7):	May 12, 2016

MATURITY DATE:

March 11, 2019, at par, for the 2019 Notes

February 17, 2021, at par, for the 2021 Notes

February 17, 2023, at par, for the 2023 Notes

February 17, 2026, at par, for the 2026 Notes

June 15, 2044, at par, the 2044 Notes

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$750,000,000 for the 2019 Notes $750,000,000 for the 2021 Notes $1,100,000,000 for the 2023 Notes $900,000,000 for the 2026 Notes $500,000,000 for the 2044 Notes

PRICE TO PUBLIC (ISSUE PRICE):

101.817% for the 2019 Notes, plus accrued interest from March 11, 2016

102.259% for the 2021 Notes, plus accrued interest from February 9, 2016

104.003% for the 2023 Notes, plus accrued interest from February 9, 2016

106.671% for the 2026 Notes, plus accrued interest from February 9, 2016

100.745% for the 2044 Notes, plus accrued interest from December 15, 2015

GROSS SPREAD:	0.200% for the 2019 Notes 0.300% for the 2021 Notes 0.350% for the 2023 Notes 0.400% for the 2026 Notes 0.750% for the 2044 Notes

PRICE TO AT&T:	101.617% for the 2019 Notes 101.959% for the 2021 Notes 103.653% for the 2023 Notes 106.271% for the 2026 Notes 99.995% for the 2044 Notes

NET PROCEEDS:

$765,050,416.67 for the 2019 Notes (includes accrued interest of $2,922,916.67)

$770,117,500.00 for the 2021 Notes (includes accrued interest of $5,425,000.00)

$1,150,413,000.00 for the 2023 Notes (includes accrued interest of $10,230,000.00)

$966,029,625.00 for the 2026 Notes (includes accrued interest of $9,590,625.00)

$509,775,000.00 for the 2044 Notes (includes accrued interest of $9,800,000.00)

USE OF PROCEEDS:	Proceeds will be used to pay down amounts outstanding under AT&T’s $9.155 billion credit agreement containing (i) a $6.286 billion term loan facility (the “Tranche A Facility”) and (ii) a $2.869 billion term loan facility (the “Tranche B Facility”), with certain investment and commercial banks and Mizuho Bank, Ltd., as administrative agent. Advances borrowed under the Tranche A Facility bear interest at LIBOR plus an applicable margin of 1.000% and will be due on March 2, 2018. Advances borrowed under the Tranche B Facility bear interest at LIBOR plus an applicable margin of 1.125% and will be subject to amortization from March 2, 2018, with 25% of the aggregate principal amount thereof being payable prior to March 2, 2020, and all remaining principal amount due on March 2, 2020.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $1,250,000 of AT&T’s expenses

INTEREST RATE:	2.300% per annum for the 2019 Notes 2.800% per annum for the 2021 Notes 3.600% per annum for the 2023 Notes 4.125% per annum for the 2026 Notes 4.800% per annum for the 2044 Notes

INTEREST PAYMENT DATES:

Semiannually on each March 11 and September 11, commencing on September 11, 2016 for the 2019 Notes

Semiannually on each February 17 and August 17, commencing on August 17, 2016 for the 2021 Notes, 2023 Notes and 2026 Notes

Semiannually on each June 15 and December 15, commencing on June 15, 2016 for the 2044 Notes

ADDITIONAL NOTES:

The 2019 Notes will be part of the same series of notes as the $1,100,000,000 aggregate principal amount of the 2.300% Global Notes due 2019 issued and sold by AT&T on March 10, 2014.

The 2021 Notes will be part of the same series of notes as the $1,250,000,000 aggregate principal amount of the 2.800% Global Notes due 2021 issued and sold by AT&T on February 9, 2016.

The 2023 Notes will be part of the same series of notes as the $1,500,000,000 aggregate principal amount of the 3.600% Global Notes due 2023 issued and sold by AT&T on February 9, 2016.

The 2026 Notes will be part of the same series of notes as the $1,750,000,000 aggregate principal amount of the 4.125% Global Notes due 2026 issued and sold by AT&T on February 9, 2016.

The 2044 Notes will be part of the same series of notes as the $2,000,000,000 aggregate principal amount of the 4.800% Global Notes due 2044 issued and sold by AT&T on June 10, 2014.

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:

2019 Notes: At any time in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the 2019 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 15 basis points. Accrued interest will be payable to the redemption date.

2021 Notes, 2023 Notes, 2026 Notes and 2044 Notes: Each of the 2021 Notes, 2023 Notes, 2026 Notes and 2044 Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below). Each of the 2021 Notes, 2023 Notes, 2026 Notes and 2044 Notes may be redeemed at any time on or after the applicable Par Call Date, in whole or in part, at a redemption price equal to 100% of the principal amount of such series of Notes to be redeemed. Accrued interest will be payable to the redemption date.

Series	Par Call Date	Make-Whole Spread
2021 Notes	January 17, 2021	25 bps
2023 Notes	December 17, 2022	30 bps
2026 Notes	November 17, 2025	35 bps
2044 Notes	December 15, 2043	25 bps

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moody’s: Baa1 (Negative), S&P: BBB+ (Stable), Fitch: A- (Stable)

JOINT BOOKRUNNERS:	BNP Paribas Securities Corp., Mizuho Securities USA Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC.

SENIOR CO-MANAGERS:	BNY Mellon Capital Markets, LLC, Regions Securities LLC and U.S. Bancorp Investments, Inc.

CO-MANAGERS:	CastleOak Securities, L.P., C.L. King & Associates, Inc., Loop Capital Markets LLC, Mischler Financial Group, Inc., MFR Securities, Inc., Samuel A. Ramirez & Company, Inc., Siebert Brandford Shank & Co., L.L.C. and The Williams Capital Group, L.P.

CUSIP NUMBER:	00206R CC4 for the 2019 Notes 00206R CR1 for the 2021 Notes 00206R CS9 for the 2023 Notes 00206R CT7 for the 2026 Notes 00206R CG5 for the 2044 Notes

ISIN NUMBER:	US00206RCC43 for the 2019 Notes US00206RCR12 for the 2021 Notes US00206RCS94 for the 2023 Notes US00206RCT77 for the 2026 Notes US00206RCG56 for the 2044 Notes

REFERENCE DOCUMENT:	Prospectus Supplement, dated May 3, 2016; Prospectus, dated February 25, 2016

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BNP PARIBAS SECURITIES CORP. AT 1-800-854-5674 (TOLL FREE), MIZUHO SECURITIES USA INC. AT (866) 271-7403 (TOLL FREE), MORGAN STANLEY & CO. LLC AT (866) 718-1649 (TOLL FREE) OR RBC CAPITAL MARKETS, LLC AT (866) 375-6829 (TOLL FREE).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.